Exhibit 8.1
[Form of Mayer Brown Tax Matters Opinion]
[Mayer Brown Letterhead]
[Date]
Allied Waste Industries, Inc.
18500 North Allied Way
Phoenix, Arizona 85054

Re:	Agreement and Plan of Merger, dated as of June 22, 2008 (the “Merger Agreement”), by and between Republic Services, Inc., RS Merger Wedge, Inc. and Allied Waste Industries, Inc.
Ladies and Gentlemen:
     We have acted as counsel to Allied Waste Industries, Inc. a Delaware corporation (“Company”), in connection with the proposed merger (“Merger”) of RS Merger Wedge, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Republic Services, Inc., a Delaware corporation (“Parent”), with and into Company pursuant to the Merger Agreement. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” Unless otherwise indicated, capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, Parent’s registration statement on Form S-4 (Registration No. 333-[          ]) relating to the Merger (as amended, the “Registration Statement”) to which this opinion appears as an exhibit.
     In rendering our opinion set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in (i) the description of the Merger as set forth in the Merger Agreement, including representations and covenants of Parent, Merger Sub and Company; (ii) the Registration Statement; and (iii) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and Company and related to the consummation of the Merger as we have deemed necessary or appropriate. In addition, we have relied upon (without independent investigation or verification) certain statements, representations, covenants and agreements made by Parent and Company, including factual statements and representations set forth in their respective certificates delivered to us for purposes of this opinion (the “Representation Certificates”).
     In rendering our opinion, we have assumed that (i) the Registration Statement, the Merger Agreement and the Representation Certificates reflect all the material facts relating to the Merger, Parent and Company, (ii) the Merger will qualify as a statutory merger under the laws of the State of Delaware, (iii) any statement made “to the knowledge of” or similarly qualified is correct without such qualification and will remain correct at all times up to and including the Effective Time, and (iv) as to all matters as to which any person or entity represents that it is not a party to, does not have or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement. Our opinion is conditioned on, among other things, the initial and continuing accuracy and completeness of the statements, representations, covenants and agreements made by Parent and Company (including those set forth in the Representation Certificates) at all times up to and including the Effective Time. Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, the Merger Agreement or in the Representation Certificates may affect the conclusions stated herein.

     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations promulgated thereunder (“Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (“IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Certificates, or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.
     Subject to the foregoing and to the qualifications and limitations set forth herein:
(i)	it is our opinion under currently applicable U.S. federal income tax law, that (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) Parent and Company will be parties to the reorganization within the meaning of Section 368(b) of the Code; and

(ii)	we adopt and confirm the statements under the caption “Material Federal Income Tax Consequences of the Merger” in the Registration Statement, to the extent they constitute legal conclusions and relate to the tax consequences of the Merger to Company and Company stockholders, as our opinion of the material United States federal income tax consequences of the Merger to Company and Company stockholders.
     We express our opinion herein only to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of United States federal taxation. This opinion may not be used or relied upon by any other person except you and your shareholders without our written consent. This opinion is based on facts and circumstances existing as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings “Material Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.
Sincerely,

Mayer Brown LLP

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